EXHIBIT 4.1


                             TRADESTREAM GLOBAL CORP.

                           INCENTIVE STOCK OPTION PLAN
                           ===========================

     The securities issued pursuant to this Plan have not been registered pursuant to the Securities Act of 1933, as amended. The securities may be offered or sold only pursuant to (i) a Registration Statement pursuant to such Act, including a Registration Statement on Form S-8, or (ii) an opinion of counsel, satisfactory to the Company, that an exemption from registration pursuant to such Act is available.

     1. PURPOSE. The purpose of this Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by the Company's officers, directors, employees and non-employee consultants and advisors who will be responsible for the continued growth and success of the Company, and to provide an effective means of compensation for such persons and entities providing services to the Company in lieu of cash payments therefor.

     2. ADMINISTRATION. The Plan shall be administered by a committee (the "Compensation Committee") which shall consist of not less than three members appointed by the Board of Directors, but who need not be members of such Board, and all of whom shall be disinterested persons. The term "disinterested person" shall mean a person who, at the time he or she exercises discretion in administering the Plan, has not at any time one year prior thereto been issued Options pursuant to the Plan. The Board of Directors may from time to time and in its sole discretion remove members from or add members to the Committee. Vacancies, however caused, shall be filled by the Board of Directors. The Committee may act at a meeting, including telephonically, in which a majority are present, or by written consent of a majority of the Committee. The Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, and to review, deliberate and act upon the written recommendations of the Chief Executive Officer of the Company with respect to the Options and the underlying shares of Common Stock proposed to be issued pursuant to the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive upon all participants in the Plan and on their legal representatives and beneficiaries.

     3. SHARES SUBJECT TO PLAN. Subject to modification by the Board of Directors in accordance with the By-Laws of the Company, the stock to be issued pursuant to Options granted under this Plan shall be limited to 1,000,000 shares of Common Stock ($.0001 par value), which number of shares have been reserved for issuance in accordance with the terms of this Plan by prior action of the Board.

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     4.  OPTION EXERCISE PRICE.  The exercise price of the Options to purchase shares of common stock issued pursuant to this Plan shall be established by the Committee at the time of the grant of the Options. The Committee shall also have the authority to set the term of the Options, and to establish restrictions on the transferability of such Options.

     5. ELIGIBILITY AND PARTICIPATION. Officers, directors, employees and non-employee consultants and advisors to the Company or any of its subsidiary corporations shall be eligible for participation in the Plan. Each person or entity acquiring Options to purchase shares of Common Stock pursuant to the Plan shall be acquiring such Options and shares for investment purposes only, and in lieu of cash compensation for services rendered to the Company or a cash bonus paid by the Company. Such shares issuable upon exercise of the Options granted hereunder shall be issued only upon opinion of counsel that an exemption from registration pursuant to the Securities Act of 1933, as amended, is available for such issuance. The Company may, but is not required to, register such underlying shares for public sale pursuant to an available Registration Statement filed under the Act.

     6. ADJUSTMENTS. If the outstanding shares of the Common Stock of the Company are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, through reorganization, recapitalization, reclassification, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of Options and shares authorized to be issued pursuant to this Plan.

     7. AMENDMENT AND TERMINATION OF PLAN. The Board of Directors of the Company may at any time, by appropriate action, suspend or terminate the Plan, or amend the terms and conditions of the Plan.

     8. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as directors of the Company, the members of the Committee shall be indemnified by the Company to the full extent permitted by the Business Corporation Law of the State of Delaware, and to indemnify and hold harmless each member with respect to any action, claim, suit or proceeding to which such indemnification applies, including the costs and expenses of defense.

     9. APPLICABLE LAW. The terms and conditions of this Plan, and all proceedings related thereto, shall be interpreted and construed in accordance with the Laws of the State of Delaware.

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    10.  EFFECTIVE DATE.  The Plan shall become effective as of the 1st day of
July, 2005, and shall expire on the 30th day of June, 2015, unless further extended by appropriate action of the Board of Directors, and provided that the consent and ratification of holders of a majority of shares of Common Stock has been obtained either at a Special Meeting of Shareholders or upon written consent in lieu of such Special Meeting in accordance with the provisions of the Corporation Law of the State of Delaware.


BY ORDER OF THE BOARD OF DIRECTORS:



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CHAIRMAN